Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com
News Release

FOR IMMEDIATE RELEASE

For Information:	Michael J. Zugay, Chief Financial Officer
412 227 2231
ZugayMJ@koppers.com

Koppers Holdings Inc. Reports Second Quarter 2018 Results

Q2 2018 Diluted EPS of $0.03 vs. Prior Year of $0.90

Adjusted Q2 2018 EPS of $0.93 vs. Prior Year of $1.18

Reaffirms 2018 Guidance of $240 Million Adjusted EBITDA and $4.05 to $4.25 Adjusted EPS

PITTSBURGH, August 9, 2018 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds, today reported net income attributable to Koppers for the second quarter of $0.6 million, or $0.03 per diluted share compared to net income of $19.7 million, or $0.90 per diluted share in the prior year quarter.

Adjusted net income and adjusted earnings per share (EPS) were $20.5 million and $0.93 per share for the second quarter of 2018 compared to $25.8 million and $1.18 per share in the prior year quarter, respectively.

Adjustments to pre-tax income totaled $20.2 million for the second quarter of 2018 and $6.1 million for the second quarter of 2017 and primarily reflected purchase accounting adjustments and closing costs related to the acquisition of Cox Industries, Inc. (Cox) and LIFO expenses for the current year quarter, and restructuring expenses for both periods.

Consolidated sales were $436.0 million for the second quarter of 2018, an increase of $58.0 million, or 15.3 percent, from sales of $378.0 million in the prior year quarter.  Excluding a foreign currency translation benefit of $3.3 million due to a weaker dollar, sales increased by $54.7 million, or 14.5 percent, from the prior year quarter.  The Carbon Materials and Chemicals (CMC) business reported higher sales prices across all regions for carbon pitch and carbon black feedstock, with Australasia and Europe continuing to experience favorable pricing trends due to tightened supply.  The Performance Chemicals (PC) business recorded slightly higher sales compared with prior year, which reflect the impact of customers reducing or delaying wood-treating activities due to higher lumber costs.  The Railroad and Utility Products and Services (RUPS) business reported increased sales, which were the result of acquisitions as well as higher volumes of commercial crossties and rail joints, partially offset by reduced volumes from Class I railroad customers.

CMC again delivered strong results compared with the prior year period due to positive market trends as well as a more streamlined and efficient cost structure.  PC reported lower year-over-year profitability due to an unfavorable sales mix, higher raw material copper prices and increased overhead costs.  Although sales for RUPS were higher year over year, margin for the segment was negatively affected by ongoing spending constraints from Class I railroads and higher raw material costs due to increased demand for hardwoods.

Commenting on the quarter, President and CEO Leroy Ball said, “The second quarter reflected mixed results as continued strength in our CMC markets came close to offsetting the raw material and operating cost headwinds in our PC business.  At the same time, contributions from recent acquisitions backfilled the continued year-over-year adjusted EBITDA decline in our legacy RUPS business.  Looking ahead, we expect the second half to benefit from several pending opportunities and we continue to project that 2018 will be our most profitable year yet.  I believe we are positioned to create value for our customers through the extended vertical integration of our operations as well as through our expertise in wood-treatment technologies.”

Second-Quarter Financial Performance

•

Sales for RUPS of $177.2 million increased by $41.3 million, or 30.4 percent, compared to sales of $135.9 million in the prior year quarter.  The sales increase was the result of acquisitions in the current year as well as higher volumes in the commercial crosstie and rail joint markets, partially offset by lower crosstie demand from Class I customers.  Sales to the Class I market declined by $23.0 million driven by decreased spending as well as due to some customers moving from a treatment-service only model to purchasing fully treated crossties.  Operating loss for the second quarter was $1.0 million, or 0.6 percent, compared with an operating profit of $11.3 million, or 8.3 percent, in the prior year quarter.  The current year quarter included an unfavorable impact from a $5.5 million inventory purchase price adjustment related to the Cox acquisition.  Adjusted EBITDA for the second quarter was $13.9 million, or 7.8 percent, compared with $13.5 million, or 9.9 percent, in the prior year quarter.  The year-over-year margin decline was due to lower Class I sales as well as higher raw material costs associated with limited availability of lumber for railroad crossties.

•

Sales for PC of $115.1 million increased by $3.3 million, or 3.0 percent, compared to sales of $111.8 million in the prior year quarter.  The slightly higher sales were due primarily to higher volumes in North America for copper-based wood preservatives.  As a result of rising lumber prices, many customers are closely managing their inventory levels and treating wood on an as-needed basis.  Operating profit was $11.6 million, or 10.1 percent, for the second quarter, compared with $19.6 million, or 17.5 percent, in the prior year quarter.  Adjusted EBITDA was $17.9 million, or 15.6 percent, for the second quarter, compared with $24.3 million, or 21.7 percent, in the prior year quarter.  The lower profitability was driven by an unfavorable sales mix, higher raw material copper prices, and selling, general and administrative costs.

•

Sales for CMC of $143.7 million increased by $13.4 million, or 10.3 percent, compared to sales of $130.3 million in the prior year quarter.  Excluding a foreign currency translation benefit of $3.4 million due to a weaker dollar, sales increased by $10.0 million or 7.7 percent.  The sales increase was associated with higher sales prices globally for carbon pitch and carbon black feedstock, partially offset by reduced volumes in carbon pitch across all regions and phthalic anhydride in North America.  Higher sales prices for carbon pitch and carbon black feedstock in Australasia and Europe were driven primarily by favorable pricing trends related to tightened supply in those markets.  Operating profit was $12.5 million, or 8.7 percent, in the second quarter, compared with $8.0 million, or 6.1 percent, in the prior year quarter.  Adjusted EBITDA was $23.1 million, or 16.1 percent, in the second quarter, compared with $18.1 million, or 13.9 percent, in the prior year quarter.  The year-over-year margin improvement was due to favorable market and pricing trends, partially offset by higher raw material costs in Europe and Australasia.

•

Operating profit was $22.3 million, or 5.1 percent, compared with $38.1 million, or 10.1 percent, in the prior year quarter.  Adjusted EBITDA was $55.3 million, or 12.7 percent, compared with $55.7 million, or 14.7 percent, in the prior year quarter.  While the CMC segment delivered significantly higher profitability, it was more than offset by lower margins for the RUPS and PC businesses.  Operating profit margin and adjusted EBITDA margin are calculated as a percentage of GAAP sales.

•

Net income attributable to Koppers in the second quarter was $0.6 million compared with net income of $19.7 million in the prior year quarter.  Adjusted net income was $20.5 million, compared with $25.8 million in the prior year quarter.

•

In the second quarter of 2018, items excluded from adjusted EBITDA consisted of $18.7 million of pre-tax charges, while adjusted net income and adjusted EPS for the quarter excluded $20.2 million of pre-tax charges, both of which primarily consisted of purchase accounting adjustments and closing costs related to the acquisition of Cox, restructuring expenses, and LIFO expenses.

•	Diluted EPS was $0.03, compared with $0.90 per share in the prior year quarter. Adjusted EPS for the quarter was $0.93, compared with $1.18 for the prior year period.
•

Capital expenditures for the six months ending June 30, 2018, were $53.6 million compared with $34.2 million for the prior year period.  The current year amount consists of spending on the new naphthalene unit in Stickney, Illinois, capacity expansions at PC production facilities in the U.S. and general spending to maintain the safety and efficiency of our global operations.

•

As announced on April 10, 2018, Koppers acquired the Industrial Division of Cox Industries, Inc., now renamed as Koppers Utility and Industrial Products Inc. (UIP), for approximately $200 million in cash.  The transaction was financed through existing bank debt and amending its revolving credit facility to enter into a new secured term loan facility with a secured term loan.  Results for UIP were included in the RUPS segment beginning on the acquisition date.

•

Total debt was at $1 billion and, net of cash and cash equivalents, net debt was $937.6 million at June 30, 2018, compared with total debt of $677.0 million and net debt of $616.7 million at December 31, 2017.  Compared to year-end, the net debt at the end of the second quarter was higher by $320.9 million, primarily due to acquisitions and working capital increases.  At June 30, 2018, the company’s net leverage ratio was 4.2 and on a pro-forma basis, including acquisitions, was 3.9.

2018 Outlook

Koppers expects that 2018 sales will now be approximately $1.8 billion, reflecting acquisitions, modest market share growth and a generally positive economic environment.  On an adjusted basis, the company continues to target 2018 adjusted EBITDA of approximately $240 million.  Accordingly, the adjusted EPS for 2018 is forecasted to be in the range of $4.05 and $4.25.

In addition, the company now anticipates capital expenditures in the range of $70 million to $78 million, which includes costs for the new naphthalene unit at Stickney and the projected capital investments associated with the recent acquisitions.  The pro-forma net debt to adjusted EBITDA ratio is projected to be at or below 3.5x by December 31, 2018.

Commenting on the forecast, Mr. Ball said, “For the second half of 2018, we continue to forecast strong performance for CMC compared with the prior year period.  Also, beginning in the third quarter, we are projecting for the first time in eight quarters that we will see a year-over-year improvement in adjusted EBITDA for our RUPS legacy business.  Although we are expecting PC to lag its stronger performance from the prior year, we will have the contribution from our recent acquisitions.  Therefore, we remain confident in achieving our previously announced guidance.”

Mr. Ball continued, “In addition, we are updating our long-term strategic plan and beginning to embark on several exciting initiatives to grow our business.  Now that we have an expanded business portfolio, we have a number of realizable opportunities to create substantially more value for our customers, shareholders and employees.  I look forward to sharing more details on those plans in the near future.”

Investor Conference Call and Webcast

Koppers management will conduct a conference call this morning, beginning at 11:00 a.m. Eastern Time to discuss the company’s performance.  Presentation materials will be available at least 15 minutes before the call on www.koppers.com in the Investor Relations section of the company’s website.

Interested parties may access the live audio broadcast by dialing 877-317-6789 in the United States/Canada, or 412-317-6789 for international, Conference ID number 10122691. Participants are requested to access the call at least five minutes before the scheduled start time in order to complete a brief registration.

The conference call will be broadcast live online at: https://services.choruscall.com/links/koppers180809.html. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your internet browser's URL address field.)

An audio replay will be available approximately two hours after the completion of the call at 877-344-7529 for U.S. toll free, 855-669-9658 for Canada toll free, or 412-317-0088 for international, Conference ID number 10122691. The recording will be available for replay through September 10, 2018.

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds.  Our products and services are used in a variety of niche applications in a diverse range of end-markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries.  Including our joint ventures, we serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, China and Europe.  The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."  For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Michael J. Zugay at 412 227 2231 or Quynh McGuire at 412 227 2049.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures.  Koppers believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, net debt and net leverage ratio provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitate comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.  In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure.  Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures.  Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release:  Unaudited Reconciliation of Operating Profit to EBITDA and Adjusted EBITDA; Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA; Unaudited Reconciliation of Net Income Attributable to Koppers and Adjusted Net Income; Unaudited Reconciliation of Diluted Earnings Per Share and Adjusted Earnings Per Share; Unaudited Reconciliation of Total Debt to Net Debt and Net Leverage Ratio; and Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA on a Latest Twelve Month Basis.

For the company’s guidance, adjusted EBITDA, adjusted EBITDA margin and adjusted EPS excludes restructuring, impairment, non-cash LIFO charges, acquisition-related costs, and non-cash mark-to-market commodity hedging.  The forecasted amounts for these items cannot be reasonably estimated due to their nature, but may be significant.  For that reason, the company is unable to provide GAAP earnings estimates at this time.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows.  All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plans,” “potential,” “intends,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements.  Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.  Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.  Factors that might affect such forward-looking statements include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; interest rate and foreign currency rate fluctuations; availability and costs of key raw materials; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and quarterly report on Form 10-Q.  Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Koppers Holdings Inc.

Unaudited Consolidated Statement of Operations

(Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net sales	$436.0	$378.0	$842.1	$724.6
Cost of sales (excluding items below)	352.8	294.6	664.2	569.5
Depreciation and amortization	13.7	11.7	25.5	22.9
Impairment and restructuring charges	1.4	2.1	2.9	3.6
Selling, general and administrative expenses	45.8	31.5	83.9	62.4
Operating profit	22.3	38.1	65.6	66.2
Other (loss) income	(0.7)	0.2	(0.5)	1.7
Interest expense	14.5	10.8	25.0	21.4
Loss on extinguishment of debt	0.0	0.0	0.0	13.3
Income before income taxes	7.1	27.5	40.1	33.2
Income tax provision	6.6	6.6	15.8	7.6
Income from continuing operations	0.5	20.9	24.3	25.6
Income (loss) from discontinued operations, net of tax (expense) benefit of $(0.3), $0.6, $(0.2) and $0.6	0.5	(1.1)	0.4	(1.2)
Net income	1.0	19.8	24.7	24.4
Net income attributable to noncontrolling interests	0.4	0.1	6.3	0.3
Net income attributable to Koppers	$0.6	$19.7	$18.4	$24.1
Earnings (loss) per common share attributable to Koppers common shareholders:
Basic -
Continuing operations	$0.01	$1.00	$0.86	$1.22
Discontinued operations	0.02	(0.06)	0.02	(0.06)
Earnings per basic common share	$0.03	$0.94	$0.88	$1.16
Diluted -
Continuing operations	$0.01	$0.95	$0.81	$1.15
Discontinued operations	0.02	(0.05)	0.02	(0.06)
Earnings per diluted common share	$0.03	$0.90	$0.83	$1.09
Comprehensive (loss) income	$(20.7)	$24.7	$(4.5)	$36.9
Comprehensive (loss) income attributable to noncontrolling interests	(0.3)	0.2	5.8	0.4
Comprehensive (loss) income attributable to Koppers	$(20.4)	$24.5	$(10.3)	$36.5
Weighted average shares outstanding (in thousands):
Basic	21,138	20,782	21,016	20,752
Diluted	22,054	21,883	22,092	21,898

Koppers Holdings Inc.

Unaudited Consolidated Balance Sheet

(Dollars in millions, except per share amounts)

	June 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$62.5	$60.3
Accounts receivable, net of allowance of $2.3 and $2.5	216.0	159.2
Income tax receivable	1.7	1.7
Inventories, net	295.9	236.9
Other current assets	33.2	48.6
Total current assets	609.3	506.7
Property, plant and equipment, net	384.5	328.0
Goodwill	296.4	188.2
Intangible assets, net	198.7	129.6
Deferred tax assets	18.1	18.4
Other assets	24.7	29.3
Total assets	$1,531.7	$1,200.2
Liabilities
Accounts payable	$174.4	$141.9
Accrued liabilities	110.0	127.9
Current maturities of long-term debt	15.3	11.4
Total current liabilities	299.7	281.2
Long-term debt	984.8	665.6
Accrued postretirement benefits	46.5	46.3
Deferred tax liabilities	6.8	7.3
Other long-term liabilities	91.8	94.0
Total liabilities	1,429.6	1,094.4
Commitments and contingent liabilities
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	0.0	0.0
Common Stock, $0.01 par value per share; 80,000,000 shares authorized; 22,962,568 and 22,384,476 shares issued	0.2	0.2
Additional paid-in capital	198.7	190.6
Retained earnings	22.2	7.4
Accumulated other comprehensive loss	(65.1)	(40.1)
Treasury stock, at cost, 1,785,483 and 1,606,028 shares	(65.6)	(58.2)
Total Koppers shareholders’ equity	90.4	99.9
Noncontrolling interests	11.7	5.9
Total equity	102.1	105.8
Total liabilities and equity	$1,531.7	$1,200.2

Koppers Holdings Inc.

Unaudited Consolidated Statement of Cash Flows

(Dollars in millions)

	Six Months Ended June 30,
	2018	2017
Cash provided by (used in) operating activities:
Net income	$24.7	$24.4
Adjustments to reconcile net cash provided by (used in) operating activities:
Depreciation and amortization	25.5	22.9
Loss on extinguishment of debt	0.0	13.3
Loss (gain) on disposal of assets and investment	1.3	(1.4)
Gain on insurance proceeds	(0.7)	0.0
Deferred income taxes	4.4	0.2
Change in other liabilities	(3.7)	(6.7)
Non-cash interest expense	1.2	1.0
Stock-based compensation	6.0	5.0
Other - net	5.4	0.0
Changes in working capital:
Accounts receivable	(29.4)	(39.2)
Inventories	(26.1)	4.6
Accounts payable	23.0	1.8
Accrued liabilities	(29.0)	8.3
Other working capital	0.5	(2.9)
Net cash provided by operating activities	3.1	31.3
Cash (used in) provided by investing activities:
Capital expenditures	(53.6)	(34.2)
Acquisitions, net of cash acquired	(264.1)	0.0
Insurance proceeds received	0.7	0.0
Repayments received on loan	0.0	9.5
Net cash provided by divestitures and asset sales	1.5	0.8
Net cash used in investing activities	(315.5)	(23.9)
Cash provided by (used in) financing activities:
Net increase in revolving credit facility borrowings	235.1	67.4
Borrowings of long-term debt	100.0	500.0
Repayments of long-term debt	(10.4)	(541.4)
Issuances of Common Stock	2.2	1.9
Repurchases of Common Stock	(7.4)	(5.2)
Payment of debt issuance costs	(2.9)	(11.0)
Net cash provided by financing activities	316.6	11.7
Effect of exchange rate changes on cash	(2.0)	0.1
Net increase in cash and cash equivalents	2.2	19.2
Cash and cash equivalents at beginning of period	60.3	20.8
Cash and cash equivalents at end of period	$62.5	$40.0

Unaudited Segment Information

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
(Dollars in millions)
Net sales:
Railroad and Utility Products and Services	$177.2	$135.9	$285.6	$271.4
Performance Chemicals	115.1	111.8	212.5	208.5
Carbon Materials and Chemicals	143.7	130.3	344.0	244.7
Total	$436.0	$378.0	$842.1	$724.6
Operating profit (loss):
Railroad and Utility Products and Services	$(1.0)	$11.3	$0.1	$20.6
Performance Chemicals	11.6	19.6	17.2	38.2
Carbon Materials and Chemicals	12.5	8.0	49.7	8.6
Corporate Unallocated	(0.8)	(0.8)	(1.4)	(1.2)
Total	$22.3	$38.1	$65.6	$66.2
Operating profit (loss) margin:
Railroad and Utility Products and Services	(0.6)%	8.3%	0.0%	7.6%
Performance Chemicals	10.1%	17.5%	8.1%	18.3%
Carbon Materials and Chemicals	8.7%	6.1%	14.4%	3.5%
Total	5.1%	10.1%	7.8%	9.1%
Depreciation and amortization:
Railroad and Utility Products and Services	$4.9	$2.9	$7.9	$5.9
Performance Chemicals	4.5	4.5	8.9	8.9
Carbon Materials and Chemicals	4.3	4.3	8.7	8.1
Total	$13.7	$11.7	$25.5	$22.9
Adjusted EBITDA(1):
Railroad and Utility Products and Services	$13.9	$13.5	$19.3	$25.4
Performance Chemicals	17.9	24.3	31.7	47.2
Carbon Materials and Chemicals	23.1	18.1	70.3	25.4
Corporate Unallocated	0.4	(0.2)	0.2	(0.5)
Total	$55.3	$55.7	$121.5	$97.5
Adjusted EBITDA margin(2):
Railroad and Utility Products and Services	7.8%	9.9%	6.8%	9.4%
Performance Chemicals	15.6%	21.7%	14.9%	22.6%
Carbon Materials and Chemicals	16.1%	13.9%	20.4%	10.4%
Total	12.7%	14.7%	14.4%	13.5%

(1)	The tables below describe the adjustments to EBITDA for the three and six months ended June 30, 2018 and 2017, respectively.
(2)	Adjusted EBITDA as a percentage of GAAP sales.

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three months ended June 30,2018
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$(1.0)	$11.6	$12.5	$(0.8)	$22.3
Other income (loss)	0.5	1.9	0.9	(4.0)	(0.7)
Depreciation and amortization	4.9	4.5	4.3	0.0	13.7
Depreciation in impairment and restructuring charges	0.0	0.0	1.3	0.0	1.3
EBITDA with noncontrolling interest	$4.4	$18.0	$19.0	$(4.8)	$36.6
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	3.6	0.0	3.6
Non-cash LIFO expense	2.5	0.0	0.5	0.0	3.0
Mark-to-market commodity hedging	0.0	1.0	0.0	0.0	1.0
Acquisition closing costs	0.0	0.0	0.0	3.0	3.0
Sale of land	0.0	(1.1)	0.0	2.2	1.1
Contract buyout	1.5	0.0	0.0	0.0	1.5
UIP inventory purchase accounting adjustment	5.5	0.0	0.0	0.0	5.5
Adjusted EBITDA	$13.9	$17.9	$23.1	$0.4	$55.3
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	25.3%	32.6%	42.1%

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three months ended June 30,2017
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$11.3	$19.6	$8.0	$(0.8)	$38.1
Other income (loss)	(0.4)	0.5	(0.5)	0.6	0.2
Depreciation and amortization	2.9	4.5	4.3	0.0	11.7
Depreciation in impairment and restructuring charges	0.0	0.0	2.0	0.0	2.0
EBITDA with noncontrolling interest	$13.8	$24.6	$13.8	$(0.2)	$52.0
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	4.7	0.0	4.7
Non-cash LIFO benefit	(0.3)	0.0	(0.4)	0.0	(0.7)
Mark-to-market commodity hedging	0.0	(0.3)	0.0	0.0	(0.3)
Adjusted EBITDA	$13.5	$24.3	$18.1	$(0.2)	$55.7
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	24.2%	43.5%	32.4%

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Six Months Ended June 30, 2018
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$0.1	$17.2	$49.7	$(1.4)	$65.6
Other (loss) income	0.2	2.2	0.7	(3.6)	(0.5)
Depreciation and amortization	7.9	8.9	8.7	0.0	25.5
Depreciation in impairment and restructuring charges	0.0	0.0	2.7	0.0	2.7
EBITDA with noncontrolling interest	$8.2	$28.3	$61.8	$(5.0)	$93.3
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	7.7	0.0	7.7
RUPS treating plant closures	0.3	0.0	0.0	0.0	0.3
Non-cash LIFO expense	3.8	0.0	0.8	0.0	4.6
Mark-to-market commodity hedging	0.0	4.5	0.0	0.0	4.5
Acquisition closing costs	0.0	0.0	0.0	3.0	3.0
Sale of land	0.0	(1.1)	0.0	2.2	1.1
Contract buyout	1.5	0.0	0.0	0.0	1.5
UIP inventory purchase accounting adjustment	5.5	0.0	0.0	0.0	5.5
Adjusted EBITDA	$19.3	$31.7	$70.3	$0.2	$121.5
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	15.9%	26.1%	58.0%

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Six Months Ended June 30, 2017
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$20.6	$38.2	$8.6	$(1.2)	$66.2
Other (loss) income	(0.8)	1.1	0.8	0.6	1.7
Depreciation and amortization	5.9	8.9	8.1	0.0	22.9
Depreciation in impairment and restructuring charges	0.0	0.0	3.2	0.0	3.2
EBITDA with noncontrolling interest	$25.7	$48.2	$20.7	$(0.6)	$94.0
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	5.5	0.0	5.5
RUPS treating plant closures	0.1	0.0	0.0	0.0	0.1
Non-cash LIFO benefit	(0.4)	0.0	(0.8)	0.0	(1.2)
Mark-to-market commodity hedging	0.0	(1.0)	0.0	0.0	(1.0)
Debt refinancing	0.0	0.0	0.0	0.1	0.1
Adjusted EBITDA	$25.4	$47.2	$25.4	$(0.5)	$97.5
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	25.9%	48.2%	25.9%

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income	$1.0	$19.8	$24.7	$24.4
Interest expense	14.5	10.8	25.0	21.4
Loss on extinguishment of debt	0.0	0.0	0.0	13.3
Depreciation and amortization	15.0	13.7	28.2	26.1
Income taxes	6.6	6.6	15.8	7.6
(Income) loss from discontinued operations	(0.5)	1.1	(0.4)	1.2
EBITDA with noncontrolling interests	36.6	52.0	93.3	94.0
Unusual items impacting net income(1)
Impairment, restructuring and plant closure costs	3.6	4.7	8.0	5.6
Mark-to-market commodity hedging	1.0	(0.3)	4.5	(1.0)
Non-cash LIFO expense (benefit)	3.0	(0.7)	4.6	(1.2)
Debt refinancing costs	0.0	0.0	0.0	0.1
Acquisition closing costs	3.0	0.0	3.0	0.0
Sale of land	1.1	0.0	1.1	0.0
Contract buyout	1.5	0.0	1.5	0.0
UIP inventory purchase accounting adjustment	5.5	0.0	5.5	0.0
Total adjustments	18.7	3.7	28.2	3.5
Adjusted EBITDA with noncontrolling interests	$55.3	$55.7	$121.5	$97.5

(1)	Refer to adjustments under Unaudited Segment Information.

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income attributable to Koppers	$0.6	$19.7	$18.4	$24.1
Unusual items impacting net income
Impairment, restructuring and plant closure costs	5.1	7.1	11.1	9.2
Mark-to-market commodity hedging	1.0	(0.3)	4.5	(1.0)
Non-cash LIFO expense (benefit)	3.0	(0.7)	4.6	(1.2)
Loss on extinguishment of debt	0.0	0.0	0.0	13.3
Acquisition closing costs	3.0	0.0	3.0	0.0
Sale of land	1.1	0.0	1.1	0.0
Contract buyout	1.5	0.0	1.5	0.0
UIP inventory purchase accounting adjustment	5.5	0.0	5.5	0.0
Total adjustments	20.2	6.1	31.3	20.3
Adjustments to income tax and noncontrolling interests
Income tax on adjustments to pre-tax income	(4.7)	(1.2)	(7.5)	(5.3)
Income tax - U.S. Tax Reform	4.9	0.0	4.9	0.0
Noncontrolling interests	0.0	0.1	0.0	0.3
Effect on adjusted net income	20.4	5.0	28.7	15.3
Adjusted net income including discontinued operations	21.0	24.7	47.1	39.4
(Income) loss from discontinued operations	(0.5)	1.1	(0.4)	1.2
Adjusted net income	$20.5	$25.8	$46.7	$40.6

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND

ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income attributable to Koppers	$0.6	$19.7	$18.4	$24.1
Adjusted net income (from above)	$20.5	$25.8	$46.7	$40.6
Denominator for diluted earnings per share (in thousands)	22,054	21,883	22,092	21,898
Earnings per share:
Diluted earnings per share	$0.03	$0.90	$0.83	$1.09
Adjusted earnings per share	$0.93	$1.18	$2.11	$1.86

UNAUDITED RECONCILIATION OF TOTAL DEBT TO NET DEBT AND NET LEVERAGE RATIO

(In millions)

	Twelve months ended
	June 30, 2018	Proforma June 30, 2018	December 31, 2017
Total Debt	$1,000.1	$1,000.1	$677.0
Less: Cash	62.5	62.5	60.3
Net Debt	$937.6	$937.6	$616.7
Adjusted EBITDA	$224.4	$242.9	$200.4
Net Leverage Ratio	4.2	3.9	3.1

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA ON A LATEST TWELVE MONTH BASIS

(In millions)

	Twelve months ended
	June 30, 2018	December 31, 2017
Net income	$30.8	$30.5
Interest expense including refinancing	46.0	55.8
Depreciation and amortization	65.0	62.8
Income tax provision	37.2	29.0
(Income) loss from discontinued operations	(0.8)	0.8
EBITDA	178.2	178.9
Unusual items impacting net income:
Impairment, restructuring and plant closure	18.1	15.9
Non-cash LIFO expense (benefit)	5.3	(0.5)
Mark-to-market commodity hedging	2.0	(3.5)
Reimbursement of environmental costs	(0.3)	(0.4)
Acquisition closing costs	3.0	0.0
Sale of land	1.1	0.0
Contract buyout	1.5	0.0
UIP inventory purchase accounting adjustment	5.5	0.0
Pension settlement charge	10.0	10.0
Adjusted EBITDA with noncontrolling interests	$224.4	$200.4
Proforma adjusted EBITDA from acquisitions	18.5	0.0
Proforma adjusted EBITDA with noncontrolling interests	$242.9	$200.4